Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2012 REVENUES OF $50.4 MILLION,

PRE-TAX INCOME OF $21.5 MILLION AND DILUTED EPS OF $0.54, OR $0.36

EXCLUDING AN $0.18 FAVORABLE INCOME TAX ADJUSTMENT

Company Announces Increase of Regular Quarterly Dividend to $0.13 per Share, up from $0.11

Fourth Quarter Financial Highlights*

•	Revenues of $50.4 million, up 11.6%

•	Expenses of $28.9 million, up 9.9%

•	Diluted EPS of $0.54, or $0.36 excluding an $0.18 favorable tax adjustment, up from $0.29

•	Record estimated U.S. high grade market share of 13.6%, up from 12.2%

*	All comparisons versus fourth quarter 2011.

Full Year 2012 Financial Highlights**

•	Record revenues of $198.2 million, up 9.4%

•	Record pre-tax income of $86.7 million, up 10.1%

•	Diluted EPS of $1.59, or $1.41 excluding an $0.18 favorable tax adjustment, up from $1.20

**	All comparisons versus full year 2011.

NEW YORK, January 30, 2013 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the fourth quarter and full year ended December 31, 2012.

“We are very pleased to announce record revenues, operating income and EBITDA for the full year 2012,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “In the fourth quarter we also achieved record market share in U.S. high-grade, and quarterly volume records for high yield and emerging markets demonstrating our ongoing strong growth in these products. Our open trading initiatives continue to gain traction and we are excited to be at the center of market structure changes that are driving increased electronic trading in credit.”

Fourth Quarter Results

Total revenues for the fourth quarter of 2012 increased 11.6% to $50.4 million, compared to $45.1 million for the fourth quarter of 2011. Pre-tax income was $21.5 million, compared to $18.9 million for the fourth quarter of 2011, an increase of 14.1%. Pre-tax margin was 42.7%, compared to 41.8% for the fourth quarter of 2011. Net income totaled $20.5 million, or $0.54 per share on a diluted basis, compared to $11.5 million, or $0.29 per share on a diluted basis, for the fourth quarter of 2011. The fourth quarter 2012 results include a favorable income tax adjustment of $6.7 million, or $0.18 per share, relating to certain previously unrecognized tax benefits. The Company received new information from a taxing authority in the fourth quarter of 2012 and updated the recognition of certain acquired net operating loss carryforwards. Excluding this income tax adjustment, net income totaled $13.7 million, or $0.36 per share on a diluted basis.

Commission revenue for the fourth quarter of 2012 totaled $44.2 million on total trading volume of $149.1 billion, compared to $38.8 million in commission revenue on total trading volume of $125.2 billion for the fourth quarter of 2011. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 13.6%, compared to an estimated 12.2% for the fourth quarter of 2011.

All other revenue, which consists of technology products and services, information and user access fees, investment income and other revenue, decreased to $6.2 million, compared to $6.4 million for the fourth quarter of 2011.

Total expenses for the fourth quarter of 2012 increased 9.9% to $28.9 million, compared to $26.3 million for the fourth quarter of 2011. The increase in expenses during the fourth quarter of 2012 was primarily due to higher professional and consulting fees and employee compensation and benefits costs. Fourth quarter 2012 expenses included approximately $1.0 million of Xtrakter acquisition-related costs. Fourth quarter 2011 expenses included an accounts receivable allowance provision and minority investment write-off aggregating approximately $1.5 million.

The effective tax rate for the fourth quarter of 2012 was 4.9%, compared to 38.8% for the fourth quarter of 2011. Excluding the impact of the non-recurring favorable income tax adjustment, the effective tax rate for the fourth quarter was 36.3%.

Employee headcount as of December 31, 2012 was 240, compared to 232 as of December 31, 2011.

Full Year 2012 Results

Total revenues for the year ended December 31, 2012 increased 9.4% to a record $198.2 million, compared to $181.1 million for 2011. Pre-tax income was a record $86.7 million, compared to $78.7 million for 2011, an increase of 10.1%. Pre-tax margin was 43.7%, compared to 43.5% for 2011. Net income totaled $60.1 million, or $1.59 per share on a diluted basis, compared to $47.7 million, or $1.20 per share on a diluted basis, for 2011. Excluding the income tax adjustment, net income totaled $53.3 million, or $1.41 per share on a diluted basis.

Commission revenue for the year ended December 31, 2012 increased 12.1% to $174.2 million, compared to $155.4 million for 2011. Variable transaction fees increased 25.3% to $114.9 million on total trading volume of $589.6 billion, compared to variable transaction fees of $91.7 million on total trading volume of $525.0 billion for 2011.

All other revenue decreased 6.4% to $24.0 million, compared to $25.7 million for 2011. The decrease was primarily due to lower technology license purchase and professional consulting revenues.

Total expenses for the year ended December 31, 2012 increased 8.9% to $111.5 million, compared to $102.4 million for 2011. The increase was primarily due to higher professional and consulting fees of $2.9 million, technology and communications expense of $1.9 million, and employee compensation and benefits expense of $1.6 million. Capital spending for the year ended December 31, 2012 was $10.4 million compared to $7.2 million in 2011.

The effective tax rate for 2012 was 30.7%, compared to 39.4% for 2011. Excluding the income tax adjustment, the effective tax rate for 2012 was 38.5%.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.13 per share of common stock outstanding, to be paid on February 28, 2013 to stockholders of record as of the close of business on February 14, 2013. This represents an increase of $0.02 per share in the quarterly cash dividend.

Share Repurchase Program Update

In October 2011, the Company’s board of directors approved a $35 million share repurchase program. A total of 85,203 shares were repurchased in the fourth quarter of 2012 at a cost of $2.5 million.

Balance Sheet Data

As of December 31, 2012, total assets were $279.8 million and included $180.1 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of December 31, 2012 was $242.7 million.

Guidance for 2013

Excluding the impact of the pending acquisition of Xtrakter, the Company expects total expenses for 2013 to be in the range of $118.0 million to $123.0 million and its full year 2013 capital spending to be in the range of $10.0 million to $13.0 million. The Company also anticipates that the overall effective tax rate for 2013 will be between 38% and 40%.

Non-GAAP Financial Measures

EBITDA and adjusted diluted earnings per share are non-GAAP financial measures. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedules for reconciliations of GAAP to the corresponding non-GAAP measure.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 30, 2013, at 10:00 a.m. Eastern time. To access the conference call, please dial 800-599-9829 (U.S.) or +1 617-847-8703 (international). The passcode for all callers is 19670028. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or +1 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 22447528. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Media and Investor Relations Contacts:
Tony DeLise	William McBride
MarketAxess Holdings Inc.	William McBride & Associates
+1-212-813-6017	+1-917-239-6726

Florencia Panizza

MarketAxess Holdings Inc.

+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$44,228	$38,759	$174,199	$155,444
Technology products and services	3,244	3,439	12,351	14,310
Information and user access fees	1,878	1,960	7,435	7,199
Investment income	236	317	1,058	1,229
Other	801	659	3,161	2,917

Total revenues	50,387	45,134	198,204	181,099

Expenses
Employee compensation and benefits	14,579	13,707	60,361	58,786
Depreciation and amortization	2,337	1,793	8,233	6,781
Technology and communications	3,534	2,916	12,766	10,912
Professional and consulting fees	4,018	2,354	13,081	10,138
Occupancy	764	726	3,012	2,921
Marketing and advertising	1,224	1,380	5,470	4,882
General and administrative	2,402	3,393	8,595	7,946

Total expenses	28,858	26,269	111,518	102,366

Income before taxes	21,529	18,865	86,686	78,733
Provision for income taxes	1,064	7,323	26,617	31,029

Net income	$20,465	$11,542	$60,069	$47,704

Per Share Data:
Earnings per share:
Basic	$0.56	$0.31	$1.65	$1.29
Diluted (1)	$0.54	$0.29	$1.59	$1.20

Cash dividends declared per common share	$1.41	$0.09	$1.74	$0.36

Weighted-average common shares:
Basic	36,501	37,629	36,516	37,006
Diluted	37,589	39,814	37,816	39,608

(1) Non-GAAP Financial Measure
Diluted earnings per share, as reported	$0.54	$0.29	$1.59	$1.20
Adjustment to unrecognized tax benefits	(0.18)	—	(0.18)	—

Non-GAAP diluted earnings per share	$0.36	$0.29	$1.41	$1.20

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	December 31, 2012	December 31, 2011
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$128,908	$169,620
Securities available-for-sale	51,208	78,110
Accounts receivable, net	31,044	36,170
All other assets	68,681	65,558

Total assets	$279,841	$349,458

Liabilities and Stockholders’ Equity
Total liabilities	$37,124	$37,019
Total stockholders’ equity	242,717	312,439

Total liabilities and stockholders’ equity	$279,841	$349,458

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands, except per share data)
	(unaudited)
	EBITDA
Net income	$20,465	$11,542	$60,069	$47,704
Add back:
Interest expense	(84)	13	45	58
Provision for income taxes	1,064	7,323	26,617	31,029
Depreciation and amortization	2,337	1,793	8,233	6,781

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$23,782	$20,671	$94,964	$85,572

	Adjusted Diluted Earnings Per Share
Diluted earnings per share, as reported	$0.54	$0.29	$1.59	$1.20
Adjustment to unrecognized tax benefits	(0.18)	—	(0.18)	—

Non-GAAP diluted earnings per share	$0.36	$0.29	$1.41	$1.20

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	Total Trading Volume

	($ in millions)
	(unaudited)
U.S. high-grade - multi dealer[1]
fixed-rate	$89,211	$73,181	$355,087	$311,758
floating-rate	3,499	2,278	12,603	11,802
Eurobond	7,995	8,042	34,538	36,933
Other[1,2]	48,373	41,699	187,368	164,514

Total	$149,078	$125,200	$589,596	$525,007

	Average Daily Volume

	($ in millions)
	(unaudited)

U.S. high-grade[1]	$1,545	$1,237	$1,483	$1,294
Eurobond	125	128	137	147
Other[1,2]	806	684	756	658

Total	$2,476	$2,049	$2,376	$2,099

Number of U.S. Trading Days [3]	60	61	248	250
Number of U.K. Trading Days [4]	64	63	252	251

	Average Variable Transaction Fee Per Millon

	(unaudited)
U.S. high-grade - multi dealer
fixed-rate	$200	$195	$202	$190
floating-rate	45	27	34	22

Total U.S. high-grade	193	190	197	183
Eurobond	80	92	73	99
Other	232	166	214	175

Total	$200	$175	$195	$175

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.
2	Effective January 2012, the Company no longer reports credit default swaps trading volumes. Credit default swap volumes previously reported in “Other” trading volume have not been removed.
3	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
4	The number of U.K. trading days is based on the U.K. Bank holiday schedule.